Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in registration statement on Form S-8 (Reg, No. 333-280017) of Critical Metals Corp. (the “Company”) of our report dated March 28, 2025, with respect to our audits of the financial statements of Tanbreez Mining Greenland A/S (“Tanbreez”) as of December 31, 2024 and 2023, which report includes an explanatory paragraph as Tanbreez’s ability to continue as a going concern, appearing in the Report of Foreign Private Issuer on Form 6-K of the Company dated March 28, 2025.

/s/ Marcum LLP

Marcum llp

Houston, Texas

March 28, 2025